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                                                                Exhibit 10.22




                      A.T. NET PROVIDER RESELLER AGREEMENT


         A.T. NET PROVIDER RESELLER AGREEMENT (the "Agreement"), dated as of March 4, 1997, by and among USFI Network K.K., a corporation organized and existing under the laws of Japan ("Reseller"), A.T. Net K.K., a corporation organized under the laws of Japan, ("A.T. Net"):

         WHEREAS, A.T. Net is engaged in the business of providing telecommunications services which originate or terminate in Japan;

         WHEREAS, Reseller desires to utilize A.T. Net's services for the transmission of certain of its CUSTOMERS' telephone calls;
and

         WHEREAS, A.T. Net and Reseller desire to enter into this Agreement on the terms and conditions hereinafter set forth, including the attachments hereto which are incorporated by reference and made a part hereof,

         NOW THEREFORE, in consideration of the mutual agreements and understandings herein contained, the parties hereby agree as follows:


         1.       The Services Provided by A.T. Net

                  1.1 A.T. Net agrees to provide telephone services to Reseller with respect to calls which originate or terminate in Japan in accordance with the terms and conditions of this Agreement.

                  1.2 A.T. Net will endeavor to accommodate Reseller's call volume provided that Reseller provides A.T. Net with sufficient advance notice of its capacity requirements.

                  1.3 A.T. Net, at its expense, together with its connecting carriers, will install, provide, operate and maintain facilities, consisting of computer hardware and software, switching equipment and transmission equipment (the "facilities") so as to provide telephone services between A.T. Net's designated switch and Reseller's designated switch.

         2.       Rates and Charges

                  2.1 A.T. Net will provide service to Reseller from A.T. Net's designated switch site to Reseller's designated switch and from Reseller's designated switch to termination points in Japan at the rates set forth in Attachment 1.
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                  2.2 Reseller acknowledges and agrees that A.T. Net may, upon reasonable notice, change or modify from time to time its rates (including available discounts), other terms, and its general policies; provided, that, no increase in rates may be imposed except for increases that are commensurate with increases in the underlying carrier's charges. A.T. Net will notify Reseller promptly of any such changes.

                  2.3 Reseller will be obligated to pay for all telephone transmissions via the facilities and for all other charges in accordance with Attachment 1. Each call will be billed in increments consistent with the standards of Japanese carriers. For purposes of this Agreement, the time of each call will begin when the answer supervision is returned to A.T. Net by the overseas administration or local telephone company indicating that the call has been answered and will end when the supervision is returned indicating that the caller has disconnected.

         3.       Duties of Reseller

                  3.1 Reseller is solely responsible for establishing its customer charges and billing its customers for international direct dial telephone services provided via the facilities, and for all applicable taxes associated therewith.

                  3.2 Reseller will pay all of its own operating expenses, and other expenses including applicable taxes and fees.

                  3.3 Reseller will be responsible for the payment of all sums owed to A.T. Net pursuant to this Agreement regardless of whether Reseller has been paid for such charges by its customers. Reseller acknowledges that A.T. Net will not be liable for any losses or damages suffered by Reseller or any of its customers in connection with the incurrence of such charges.

         4.       Term of Agreement

                  Unless terminated earlier by either party in accordance with the provisions hereof, this Agreement shall have a term of six (6) years commencing on the date set forth on the first page of this Agreement. Thereafter, the term of this Agreement will be automatically renewed for successive terms of one year each unless either party provides written notice of its intent not to renew this Agreement at least 120 days prior to the expiration of the then current term.

         5.       Termination

                  5.1 Either party may terminate this Agreement upon written notice to the other party in the event of a failure by such other party to perform any of its material obligations hereunder and the continuation of such failure for a period of 30 days after written notice thereof, provided that the terminating party is not then in breach of its material

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obligations hereunder, and provided further that no notice of termination shall relieve either party of any obligations arising or accruing hereunder prior to the date of such notice.

                  5.2 Notwithstanding anything in this Agreement to the contrary, the failure of A.T. Net to provide services to Reseller hereunder shall not constitute grounds for termination of this Agreement where such failure arises out of or is attributable to equipment failure, accident, regulatory, judicial or other governmental action or inaction, war, vandalism, civil riot or commotion, work stoppage or slowdown or other labor disturbance, destruction of facilities, fire, earthquake, storm, or the failure of any common carrier or utility, for any reason, to provide adequate carriage, transmission or other services to A.T. Net or any of its affiliates, provided that such failure is cured within thirty days after the occurrence, if such event is temporary in nature, of the event or condition giving rise to such failure, or if such failure is incapable of being cured within such thirty day period, that A.T. Net has undertaken diligent efforts to cure such failure as soon as practicable.

         6.       Relationship of Parties

                  6.1 It is expressly understood and agreed that Reseller is an independent contractor, shall not represent itself as having any power to bind A.T. Net, shall not hold itself out as an employee or agent of A.T. Net for any purpose, and shall not assume or create any obligation whatsoever, expressed or implied, on behalf of A.T. Net. Nothing in this Agreement shall be deemed to establish a relationship of agency between A.T. Net and Reseller nor with any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed to create a partnership between A.T. Net and Reseller, or any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party, or which would require the parties to file taxes jointly.

                  6.2 As an independent contractor, Reseller shall be responsible for all liabilities incurred in connection with the conduct of its business or the offering of A.T. Net's services to its customers, including but not limited to, all income and franchise taxes on the compensation it receives, as well as all of its employees' employment taxes, insurance and fringe benefits. Reseller shall indemnify and hold A.T. Net harmless from and against any and all such liabilities.

         7.       [Intentionally Omitted]

         8.       A.T. Net Name and Logo

                  Reseller acknowledges and agrees that the "A.T. Net" name and logo is the property of A.T. Net and its affiliates. Reseller agrees to use its best efforts to cause (i) the A.T. Net logo to be clearly displayed on its invoices to customers and (ii) such invoices to clearly state that A.T. Net is the provider of domestic service. Such display will be submitted to A.T. Net for prior approval.

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         9.       Payment Terms

                  9.1 A.T. Net shall invoice Reseller on a monthly basis. All payments hereunder are due and payable in full within thirty (30) days after date of invoice.

                  9.2 All payments under this Agreement shall be made in the currency of the invoice to an account designated by A.T. Net. All past due balances shall bear interest at an annual rate of eighteen percent (18%) or, if lower, the maximum rate permitted by applicable law from the due date until paid in full.

         10.      Taxes

                  Any and all applicable state or local use, excise, sales or privilege taxes, duties or similar liabilities, chargeable to or against A.T. Net and arising out of or attributable to the services provided to the Reseller hereunder, shall be charged to and payable by the Reseller in addition to the regular rates set forth in Attachment 1.

         11.      Suspension of Service

                  11.1 Except for material charges under dispute subject to resolution herein, if payment in full of any invoice is not made by Reseller within sixty (60) days after the date of the invoice therefor, A.T. Net shall have, in addition to all other rights available to it under this Agreement or otherwise, the right, effective three (3) business days after written notice of the same is given to Reseller, to suspend any or all services provided hereunder to Reseller until payment is made. "Business days" as defined herein relates to days in which the banks in Tokyo are open for business.

                  11.2 After the effective date of suspension, Reseller has five
(5) business days to cure suspension of service though payment in full of invoice, in which case service will be restored promptly; otherwise, this Agreement may be terminated by A.T. Net while reserving all rights to collection under this Agreement.

         12.      Dispute Resolution

                  The parties shall co-operate to investigate promptly any dispute concerning the accuracy of any billing data, rates or any amount payable under this Agreement. In the event of the parties being unable to reach agreement ten (10) business days after the date upon which the relevant invoice or portion thereof is due for payment and the dispute is material, then the following procedure shall be followed:

                  12.1 In good faith, the complainant shall provide the other party with written notification of the existence of the dispute, which will include details of the nature and magnitude of the dispute, date(s) when the dispute began and recommendations in order to resolve the dispute.

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                  12.2 Upon receipt, the other party shall respond within ten
(10) business days of receipt of the dispute notice, endeavor to address and respond to the points raised by the complainant with recommendations on how to resolve the dispute, and notify accordingly the complainant.

                  12.3 On receipt of a response by the other party, the complainant shall have fourteen (14) days in which to respond. Any resolution to the dispute will be retroactive to the date of the first day of notification by the complainant.

                  12.4 Both parties will endeavor to resolve any dispute, including but not limited to addressing this dispute to a higher level executive, if necessary.

                  12.5 Absent any resolution herein, both parties may agree to terminate this Agreement with ninety (90) days notice or in the absence of such an agreement, such dispute shall be litigated in accordance with the provisions of Paragraph 18 hereof.

         13.      Limitations of Liability

                  13.1 A.T. NET SHALL HAVE NO LIABILITY FOR ANY COSTS, DAMAGES, OR CHARGES ARISING FROM THE RENDERING OF ADVICE IN CONNECTION WITH THE LOCAL OPERATING ENVIRONMENT, TAX, SALES, PRICING, MARKETING, OR BILLING MATTERS, OR ANY OTHER MANAGEMENT OR CONSULTING SERVICES, OR OUT OF DELAYS IN RESTORATION OF THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OUT OF MISTAKES, ACCIDENTS, OMISSIONS, INTERRUPTIONS, OR ERRORS OR DEFECTS IN TRANSMISSION IN THE PROVISION OF SWITCHED OR PRIVATE LINE SERVICES OR ANY OTHER TELECOMMUNICATIONS SERVICES.

                  13.2 NEITHER A.T. NET NOR ANY OF ITS EMPLOYEES, OFFICERS, SHAREHOLDERS, DIRECTORS AND AFFILIATES SHALL HAVE ANY LIABILITY TO RESELLER OR TO ANY OTHER PERSON OR ENTITY WHATSOEVER FOR ANY COSTS, DAMAGES, OR CHARGES SUFFERED OR INCURRED, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND INCIDENTAL, ACTUAL OR PUNITIVE DAMAGES, ON ACCOUNT OF ERRORS, INTERRUPTIONS, DELAYS, FAILURES OR DEFECTS OF ANY NATURE WHATSOEVER IN THE TRANSMISSION OF SERVICES PURSUANT TO THIS AGREEMENT, WHETHER OR NOT ARISING OUT OF OR RELATED TO ERRORS, OMISSIONS, ACCIDENTS, REGULATORY, JUDICIAL OR OTHER GOVERNMENTAL ACTION OR INACTION, ILLEGALITY, ACTS OF GOD, WAR, VANDALISM, CIVIL RIOT OR COMMOTION, WORK STOPPAGE OR SLOWDOWN OR OTHER LABOR DISTURBANCE, DESTRUCTION OF FACILITIES, OR THE FAILURE OF ANY COMMON CARRIER OR UTILITY, FOR

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ANY REASON, TO PROVIDE ADEQUATE CARRIAGE, TRANSMISSION OR OTHER SERVICES TO A.T.
NET OR ANY OF ITS AFFILIATES.

                  13.3 A.T. NET HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS AND IMPLIED, AND MAKES NO REPRESENTATIONS, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE WHATSOEVER OF ANY OF THE SERVICES PROVIDED HEREUNDER.

         14.      Protection of Confidential Information
                  and Proprietary Property

                  14.1 Reseller and A.T. Net agree that, except as required by the rules and regulations of the Ministry of Posts and Telecommunications or any other governmental authority having jurisdiction, Reseller will, during the term of this Agreement and thereafter, keep secret and retain in the strictest confidence, and cause its employees, agents and/or representatives to keep secret and retain in the strictest confidence, all proprietary information relating to or provided by A.T. Net, including, without limitation, trade secrets, "know-how", lists, rates, pricing policies, and any other business information pertaining to the business of A.T. Net.

                  14.2 Reseller acknowledges and agrees that it shall not have any right to, nor will it, use any of the trade names, trademarks or other proprietary rights of A.T. Net without written permission from A.T. Net. Nothing in this clause should be construed as limiting Reseller from naming A.T. Net as its supplier, or from using such fact in its promotions, provided that all promotional materials identifying, describing or referring to A.T. Net in any manner shall be submitted to A.T. Net for approval prior to dissemination, publication, or use thereof.

         15.      Compliance with Laws

                  Reseller shall, at its expense, secure and maintain in full force and effect any and all licenses, permits and authorizations, and make all reports and other filings, which are required or otherwise appropriate in connection with the provision of services pursuant to this Agreement, and shall take any and all other actions necessary to ensure that the provision of telephone services pursuant to this Agreement and to customers of Reseller, does not violate or conflict with any applicable law, rule or regulation of any governmental or quasi-governmental authority having jurisdiction over the subject matter hereof. Reseller's liability for charges incurred hereunder is absolute and shall not be affected by any such violation or any failure by Reseller to comply with the provisions hereof.

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         16.      Indemnity

                  Except as otherwise provided in this Agreement, Reseller and A.T. Net shall each indemnify and hold the other harmless from and against any and all liabilities, costs, damages and expenses, including without limitation attorneys' fees and disbursements, incurred by reason of or arising out of or attributable to the breach by such party of any provision hereof or the failure by such party to perform any of its obligations hereunder.

         17.      Governing Law

                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

         18.      Litigation

                  Subject to the provisions of Paragraph 12, the parties agree that the Tokyo District Court shall have the exclusive first-instance jurisdiction over all disputes or controversies arising out of or in conjunction with this Agreement. The prevailing party in any such litigation shall be entitled to an award of its reasonable attorneys' fees, costs and disbursements.

         19.      Notices

                  All notices or other communications required or permitted hereunder shall be in writing and if (i) from Reseller to A.T. Net shall be in Japanese and (ii) from A.T. Net to Reller shall be in English, and in each case shall be deemed given five (5) days after mailing, if mailed by certified mail, registered mail, return receipt requested, postage prepaid or on the date of delivery if delivered personally or by a reputable overnight courier, or on the date of facsimile transmission if transmitted by telecopier, in each case addressed to the party for whom intended as follows (or to such other address as may be given in accordance with this Paragraph 19):

                  To Reseller:              USFI Network K.K.
                                            Ferrare Building, Fifth Floor
                                            1-24-15 Ebisu
                                            Shibuya-ku, Tokyo 150
                                            Japan
                                            Attention:  Michele Matsuda
                                            Fax #:  (03) 5447-8010

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                  To A.T. Net:              Asahi Telecom Co., Ltd.
                                            Asahi Telecom Building 3-4-14
                                            Nihonbashi-Ningyocho
                                            Chuo-ku, Tokyo 103
                                            Japan
                                            Attention:  Mikiya Nemoto
                                            Telecopier:  (03) 5641-5349


         20.      Assignment

                  20.1 This Agreement shall not be transferable or assignable by Reseller, nor shall Reseller have the right to hire or contract with any agents, representatives, or employees to perform its obligations under this Agreement, without the prior written consent of A.T. Net, provided that Reseller shall have the right to assign this Agreement to an affiliate or in connection with the sale of all or substantially all of its assets. Any other purported transfer or assignment shall render this Agreement null and void at the election of A.T. Net. This Agreement may be assigned by A.T. Net without the consent of Reseller to any subsidiary or affiliated company of A.T. Net.

                  20.2 Nothing expressed herein or implied hereby is intended or shall be construed to confer upon or give to any person or entity other than A.T. Net and Reseller and their respective successors and permitted assigns any rights or remedies by reason of this Agreement.

         21.      Representations

                  Reseller represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, that all such action has been duly and validly authorized by all necessary proceedings, and that this Agreement constitutes the legal, valid and binding obligation of Reseller, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights. Reseller further represents and warrants that the execution and delivery of this Agreement, the performance by Reseller of its obligations hereunder and the provision of the services provided hereunder to its own customers, will not violate or be in conflict with any statute, law or any judgment, decree, order, regulation or rule of any court or governmental authority.

         22.      Integration

                  This Agreement constitutes the entire agreement between A.T. Net and Reseller concerning the subject matter contained herein and supersedes any and all prior agreements between the parties with respect to such subject matter. In entering into this

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Agreement, neither Reseller nor A.T. Net is relying upon any representations or warranties which are not set forth in this Agreement.

         23.      Unenforceable Provisions

                  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         24.      Modification and Waiver

                  This Agreement may be amended only by a written instrument which references this Agreement and which is signed by all signatories to this Agreement. No waiver of any term or condition of this Agreement shall operate as a continuing waiver nor shall any failure to enforce any provision hereof operate as a waiver of such provision or any other provision hereof.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this A.T. Net
Provider Reseller Agreement as of the date above written.


                                        USFI NETWORK K.K.


                                        By: /s/ Michele Matsuda
                                            ----------------------
                                            Name:  Michele Matsuda
                                            Title: President



                                        A.T. NET K.K.


                                        By: /s/ Mikiya Nemoto
                                            ----------------------
                                            Name:  Mikiya Nemoto
                                            Title: President

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                                 ATTACHMENT #1

                                 List of Rates


                                   (omitted)